                                                                    Exhibit 23.1





               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our reports dated March 1, 2002 and December 15, 2000, accompanying the financial statements of BioDelivery Sciences International, Inc. as of and for the years ended December 31, 2001 and 2000 and BioDelivery Sciences, Inc. for the nine-months ended September 30, 2000, respectively, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and prospectus, and to the use of our name as it appears under the caption "Experts".


/s/GRANT THORNTON LLP



Tampa, Florida
June 18, 2002